Exhibit 10.69
FINANCIAL ADVISORY AGREEMENT

This agreement is a Financial Advisory Agreement (the “Agreement”) dated as of June 15, 2010 by and between Location Based Technologies, Inc., a Nevada corporation with its offices at 38 Discovery suite 150 Irvine, CA 92618 (the “Company”), and ALTA Investments LLC, an LLC with its office’s at 196 Fern Avenue Litchfield, CT 06759 in the State of Connecticut (the “Advisor”). This agreement sets out the following:

1.           Engagement of Advisor.  The Company hereby engages the Advisor, for the term of this Agreement, and the Advisor hereby agrees to be engaged, to advise, consult with, and assist the Company in various matters, including those set forth in (a) – (d) hereinbelow. The Advisor will not be providing legal advice or legal services to the Company hereunder, and the advice and other services to be provided by the Advisor pursuant to this Agreement shall be business related and advisory in nature:

(a)	reviewing the Company’s business, it’s capital funding, operations, and other financial matters,

(b)	reviewing the Company’s proposed acquisitions and advising on capitalization structures,

(c)	advising on the evaluation, negotiation and/or closing of potential mergers, acquisitions, or joint ventures with other select entities, and equity and debt financings.

(d)	providing general corporate advice as requested.

2.           Compensation.  As compensation for services rendered to the Company under this Agreement, the Company shall issue and deliver to the Advisor 500,000 shares of restricted common stock (the “Shares”) upon the signing of this agreement by both parties. Unless and until the Shares are registered or comply with holding period under Rule 144, the Shares will be deemed to be restricted securities and shall bear a legend that the common stock shall not be sold, pledged, transferred or assigned except in a transaction which is exempt under provisions of the Securities Act of 1933, as amended, and any applicable state securities laws or pursuant to an effective registration statement and, in the case of an exemption, only if the Company has received an opinion of counsel satisfactory to the Company that such transaction does not require registration of the common stock.

3.           Advisor’s Time and Resources. The Advisor shall be required to devote such time and resources as may reasonably be necessary to perform its services for the Company under this Agreement. Company will also pay for expenses (normal and customary travel, food, lodging) incurred directly related to the consultant’s course of business on behalf of the company. No individual expenses over $500 will be expended without first notifying the Company.

4.           Indemnification.  The Company agrees to indemnify the Advisor in accordance with the provisions attached hereto as Exhibit A, which are incorporated by reference herein and made a part hereof for all purposes as though set forth entirely herein.

5.           Term of Agreement. This Agreement shall be deemed to have commenced on the date first set forth above and shall terminate one (1) year thereafter unless extended by mutual agreement of the parties. The Company has the right to terminate this Agreement with or without cause at any time for which purpose verbal or e-mail notice will be initially satisfactory and the Advisor agrees to cease any and all efforts undertaken or in progress immediately. A written notice will be provided within 10 days as described herein under paragraph 7. Upon termination of this Agreement, neither party shall have any further rights or obligations to the other, except that the Advisor and the Company shall continue to be bound by the provisions of Section 4 and 7 and 12 hereof and all of the Shares delivered to the Advisor pursuant to paragraph 1 as compensation shall be deemed to have been earned by the Advisor.

6.           Relationship of Parties. The parties agree that the Advisor is an independent contractor, that the parties are not joint venturers, and that the Advisor shall have no authority to act as the agent of, or to bind the Company, without the Company’s express prior written approval.

7.           Notices. All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally, on the first business day following the date of actual receipt if delivered by telecopier, telex, or other similar communication to the party or parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the Advisor and to the Company at the address set forth below, or to such other addresses as either party hereto may designate to the other by notice from time to time for this purpose.

Advisor	Alta Investments LLC
196 Fern Avenue
Litchfield, CT 06759

Company:	Location Based Technologies, Inc.
38 Discovery suite 150
Irvine, CA 92618-0287

8.             Parties. This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9.             Governing Law. This agreement shall be construed and enforced in accordance with the laws of the State of California, except for its conflicts of law principles.

10.          Entire Agreement Waiver. This Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior Agreements relating to the subject matter hereof. This Agreement may not be amended or modified in any way except by subsequent Agreement executed in writing. Either the Company or the Advisor may waive in writing any term, condition, or requirement under this Agreement which is intended for its own benefit, and written waiver of any breach of such term or condition of this Agreement shall not operate as a Waiver of any breach of such term or condition, nor shall any failure to enforce, any provision hereof operate as a waiver of such provision or of any other provision hereof.

   11.           Public Announcements. Other than as may be required by applicable law, neither party shall be permitted to make any public announcement of this engagement without the other party’s written consent.

   12.           Confidentiality and Non-Disclosure.  Advisor agrees that all non-public information pertaining to the prior, current or contemplated business of the Company is a valuable and confidential asset of the Company. Such information shall include, without limitation, information relating to customer lists, suppliers, manufacturers, reimbursement methods, marketing or advertising plans and strategies, bidding procedures, intellectual property, patents, trademarks, trade secrets, financing techniques, Company know-how and sources and such financial statements of the Company as are not available to the public. Advisor, its officers, directors, employees, agents and members shall hold all such information in trust and confidence for the Company and shall not use or disclose any such information except with the Company’s prior written authorization. Such confidentiality does not apply (i) where such information is publicly available or later becomes publicly available other than through a breach of the attached Agreement, or (ii) where such information is subsequently lawfully obtained by Advisor from a third party or parties, or (iii) as may be required by law.

Advisor agrees that it shall require each person whom it contacts, whether through its own means or at the direction or suggestion of the Company, to execute a non-disclosure and confidentiality agreement in a form to be provided by the Company.

13.            Non-Competition Non-Solicitation and Non-Interference. The Advisor agrees that for a period of two (2) years from the termination of this Agreement it will not:

(a)           directly or indirectly, individually or as agent, consultant or employee, or as a shareholder of any corporation (other than a publicly traded company of which Advisor owns less than five percent (5%) of the outstanding stock), or as a member or partner of any limited liability company or partnership, engage in, invest in, provide financing or investment banking advice to, or otherwise be connected with any business competitive with the Company anywhere throughout the world. Advisor’s directly or indirectly engaging in or being connected with any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, member or agent, (ii) becoming an employee of any third party that is engaged in any such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of the Company for the benefit of a third party that is engaged in such business.

(b)           from and after the date of this Agreement, individually or on behalf of any other person, firm, partnership, corporation or other legal entity, encourage, solicit or entice any employee of the Company to terminate his or her employment agreement with the Company

(c)           from and after the date of this Agreement, directly or indirectly encourage or entice any customer or independent contractor of the Company to cease doing business with the Company.

14.           Representations of the Company. The Company represents and warrants to the Advisor that this Agreement and the services requested of Advisor hereunder shall not in any way be related to a capital raising transaction or to directly or indirectly promote or maintain a market for the Company’s securities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement executed as of this June 15, 2010.

Alta Investments LLC		Location Based Technologies, Inc.

By:		By:
	Stephen Funk		Joseph Scalisi, President

EXHIBIT A
INDEMNIFICATION

The Company and its subsidiaries agree to indemnify and hold harmless the Advisor, together with its affiliates, associates, agents, and assigns (the Advisor and each such person, an “Indemnified Person”), from and against any and all losses, claims, damages, judgments, and liabilities, expenses, or costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the cost of investigating, preparing for, or defending any such action or claim, whether or not in connection with litigation in which an Indemnified Person is a party, as and when incurred, directly or indirectly caused by, relating to, based upon, or arising out of the Advisor’s performance of its engagement by the Company under this Agreement, or otherwise arising out of or in connection with advice or services provided or to be provided by Indemnified Persons pursuant to the Agreement, or any Indemnified Person’s actions or inactions in connection with any such advice, services, or transactions if such activities were performed (i) in good faith and (ii) in such manner reasonably believed by such Indemnified Person to be within the scope of the authority conferred by the Agreement or by law and to be on behalf of the Company or in furtherance of the performance of the Advisor’s services under the Agreement; provided, however, such indemnity agreement shall not apply to any such loss, claim, damage, liability, or cost incurred by any Indemnified Person that has been finally determined by judicial proceedings or arbitration to have resulted primarily and directly from the gross negligence or willful misconduct or bad faith of such Indemnified Person.

These Indemnification Provisions shall be in addition to any liability that the Company may otherwise have to any Indemnified Person and shall extend to the following the Advisor, its affiliates, agents and associates within the meaning of federal securities laws, and the respective successors, assigns, heirs, beneficiaries, and legal representatives of each of the foregoing Indemnified Persons or entities. All references to the Advisor or Indemnified Persons in these Indemnification Provisions shall be understood to include any and all of the foregoing indemnified persons or entities.

If any action, proceeding, or investigation is commenced, as to which an Indemnified Person proposes to demand such indemnification, it will notify the Company with reasonable promptness, provided, however that any failure by an Indemnified Person to notify the Company will not relieve the Company from its obligation hereunder except if and only to the extent that the Company the Company’s defense of such action, proceedings or investigation is actually prejudiced by the Indemnified Person’s failure to notify the Company. The Advisor will have the right to retain counsel of its own choice to represent it, however, such firm shall be acceptable to the Company, which acceptance shall not be unreasonably withheld, and unless the Company assumes the Advisor’s defense as provided below, the Company will pay the reasonable fees and expenses of such counsel, and such counsel shall to the fullest extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by it. The Company will be entitled to participate at its own expense in the defense, or if it so elects, to assume and control the defense of any action, proceeding, or investigation, but, if the Company elects to assume the defense, such defense shall be conducted by counsel reasonably acceptable to the Advisor. Any Indemnified Person may retain additional counsel of its own choice to represent it but shall bear the fees and expenses of such counsel unless the Company shall have specifically authorized the retaining of such counsel. The Company will not be liable for any settlement of any claim against an Indemnified Person made without its written consent.

Neither termination nor completion of the engagement of the Advisor or any Indemnified Person under the Agreement shall affect the provisions of these Indemnification Provisions, which shall then remain operative and in full force and effect.

If any provision contained in this Exhibit A is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, or against its regulatory policy, the remainder of the provisions contained in this Exhibit A shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. These Indemnification Provisions may not be amended or modified in any way, except by subsequent agreement executed in writing.